UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Knight-Swift Transportation Holdings Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 8, 2018

Supplement to Notice of 2018 Annual Meeting of Stockholders
and Definitive Proxy Statement dated April 20, 2018

The following information relates to the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of Knight-Swift Transportation Holdings Inc. (the "Company," "we," or "us") and amends and supplements the related definitive proxy statement filed with the Securities and Exchange Commission on April 20, 2018 (the "Proxy Statement").

The Company has been informed by the New York Stock Exchange that Proposal 3 is a "routine" matter (versus a "non-routine" matter) and that a record holder who has received no instructions from the beneficial owners of such shares will have discretion to vote such uninstructed shares on Proposal 3. Accordingly, the purpose of this filing is to correct information contained in the Proxy Statement relating to the "broker non-vote" voting rules that apply to Proposal 3 to approve amendments to our Certificate of Incorporation to eliminate certain provisions relating to Class B common stock.  Further, this filing clarifies the required votes for Proposals 3, 4, and 5 that was set forth in the Question and Answer section of the Proxy Statement to be consistent with the text of Proposals 3, 4, and 5 in the Proxy Statement.

Characterization of Proposal 3 as a "Routine" Matter

The New York Stock Exchange has informed us that it considers Proposal 3 to be a "routine" matter. Accordingly, with regard to shares held in "street name" by a broker, bank, or other nominee, unless specific voting instructions as to Proposal 3 are provided to such broker, bank, or other nominee, the broker, bank, or other nominee may, and generally will, vote such shares in accordance with such broker's, bank's, or other nominee's internal procedures. For this reason, unless you specify to your broker, bank, or other nominee your voting instructions as to Proposal 3, shares you hold through a broker, bank, or other nominee could be voted "FOR," "AGAINST," or "ABSTAIN," pursuant to your broker's, bank's, or other nominee's procedures. You can avoid having your broker, bank, or other nominee vote your shares in accordance with their procedures by providing your broker, bank, or other nominee with your specific voting instructions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

Vote Required for Proposals 3, 4, and 5

Proposal 3.  The approval of Proposal 3 requires the affirmative vote of the holders of a majority of Class A common stock.
Proposal 4.  The approval of Proposal 4 requires both (i) the affirmative vote of the holders of a majority of Class A common stock, excluding the Moyes Stockholders, as required by our Certificate of Incorporation, and (ii) the affirmative vote of the holders of a majority of Class A common stock (including the Moyes Stockholders), as required by law.
Proposal 5.  The approval of Proposal 5 requires the affirmative vote of the holders of a majority of Class A common stock, excluding the Moyes Stockholders.

We urge you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged, and all voting requirements otherwise remain the same. All capitalized terms used in this supplement and not defined in this supplement have the meanings set forth in the Proxy Statement. From and after the date of this proxy statement supplement, all references to the "Proxy Statement" are to the Proxy Statement as supplemented hereby.

If you have already voted and do not wish to change your vote, you do not need to do anything. If you have not voted, we ask that you complete, sign, date, and mail promptly the proxy card provided to you in the postage-paid envelope provided, or use the internet voting site or the toll-free telephone number listed on the proxy card, to ensure that your shares are represented and voted at the Annual Meeting. Any stockholder who executes and delivers a proxy has the right to revoke their proxy and change their vote at any time prior to the vote at the Annual Meeting. In the event that you have already submitted a proxy card and wish to change your vote on Proposal 3 or any other proposal, if you are the registered owner, you may revoke your proxy and change your vote by (i) submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), (ii) giving notice of your changed vote to us in writing mailed to the attention of Todd Carlson, Secretary, at 20002 North 19th Avenue, Phoenix, Arizona 85027, (iii) attending the Annual Meeting and giving oral notice of your intention to vote in person, or (iv) re-voting by telephone or internet. If your shares are held in street name, you should follow the instructions of your broker, bank, or other nominee regarding the revocations of proxies. Your vote is extremely important, so please act at your earliest convenience.